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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT



We consent to the inclusion and incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-67579 of UnionBanCal Corporation of our report dated January 30, 1998 (November 18, 1998 as to the exchange of common stock referred to in Note 1, paragraphs 3 and 4, and the adoption of SFAS No. 130, "Reporting Comprehensive Income," referred to in Notes 1 and 18, and December 7, 1998 as to the stock split referred to in Note 1, paragraph 5) appearing herein and in Form 8-K of UnionBanCal Corporation to be dated January 8, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
San Francisco, California
January 7, 1999